CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in this Registration Statement on Form SB-2 of Vallenar Holdings, Inc. for the registration of 4,000,000 shares of its common stock and to the incorporation therein of our report dated November 22, 2006, with respect to the financial statements of Vallenar Holdings, Inc., and to the reference to our firm under the caption “Experts” in the Prospectus.

Mendoza Berger & Company LLP

/s/ Mendoza Berger & Company LLP
Irvine, California
December 8, 2006